Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2020, relating to the consolidated financial statements of Bionano Genomics, Inc., appearing in the Annual Report on Form 10-K of Bionano Genomics, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

San Diego, California

August 13, 2020